Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NetSuite Inc.:

We consent to the use of our report dated March 2, 2015, with respect to the consolidated balance sheets of NetSuite Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, total equity, and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

March 20, 2015